Exhibit 10.25

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is effective as of January 16, 2025 (the “Effective Date”) by and between Joel Keaton (“Keaton”) and CubeSmart, L.P., a Delaware limited partnership (the “Company”).

WHEREAS, Keaton and the Company desire to provide for the terms of the Company’s engagement of Keaton as a paid advisor to the Company.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.Engagement. The Company hereby engages Keaton as a non-employee consultant, and Keaton hereby accepts such engagement by the Company, for the period and upon the terms and conditions contained in this Agreement. Keaton shall perform services hereunder only as an independent contractor and only at the direction of the Company’s Chief Executive Officer. Under no circumstances shall Keaton be construed to be an employee of the Company with respect to his advisory services, and Keaton shall not be entitled to participate in any of the Company’s employee benefit plans. The Company shall not be liable to withhold taxes, provide any insurance or otherwise be obligated as an employer. Keaton agrees to pay and to be solely responsible for all taxes due and owing on Keaton’s compensation for the advisory services rendered under this Agreement, including, but not limited to, all federal, state and local income, social security, Medicare, workers’ compensation insurance, and unemployment compensation insurance. Nothing in this Agreement shall be deemed or construed (a) to create a partnership, joint venture or formal business organization between the Company and Keaton, (b) to grant any authority to Keaton to bind the Company or any of its Affiliates, or (c) to cause either party to be responsible in any way for the debts, liabilities or obligations of the other party.
2.Duties; Related Matters; Travel. During the Term (as defined below), Keaton shall be available to the Company by telephone, email or videoconference, upon reasonable advance notice from the Company’s Chief Executive Officer, to provide consultation and advice for transition services, special research projects, and strategic planning as and to the extent requested by, and subject to the express direction of the Company’s Chief Executive Officer (collectively, his “Duties”). The Company anticipates that Keaton will devote no more than 30 hours each calendar quarter to perform his Duties. In the performance of his Duties for the Company, Keaton shall not have the authority to bind the Company to agreements or arrangements and shall not execute documents in the name of the Company. The Company and Keaton agree that Keaton shall not be required to perform the Duties in any Company office or location and any travel voluntarily agreed-upon by Keaton and the Company shall be at the Company’s reasonable cost. Any agreed-upon travel by Keaton to perform the Duties shall be subject to the prior written approval of the Company’s Chief Executive Officer.
3.Term. The term of Keaton’ engagement with the Company pursuant to this Agreement (the “Term”) shall start on May 1, 2025 and extend through, but not after, the first to occur of (i) Keaton’s death, (ii) April 30, 2026, or (iii) such other date and time prior to such date as the Company and Keaton may agree.
4.Compensation. The Company shall pay Keaton compensation in accordance with the payment schedule set forth on Schedule A attached hereto. The Company shall have no obligation to pay compensation under this Agreement to Keaton following the expiration of the Term as provided in Section 3 above.
5.Non-Competition. Keaton agrees with the Company that during the Term of this Agreement, Keaton will not, (a) directly or indirectly, engage in any business involving self-storage facility development, construction, acquisition, management or operation (“Self Storage Business”), whether such business is conducted by Keaton individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor of any Person (as defined below) or (b) own any interests in any self-storage facilities, in each case in the United States of America; provided, however, that this Section 1 shall not be deemed to prohibit the direct or indirect ownership by Keaton of up to five percent of the outstanding equity interests of any public company. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.
6.Non-Solicitation. Keaton agrees with the Company that during the Term of this Agreement, Keaton will not (a) directly or indirectly solicit, induce or encourage any employee or independent contractor to terminate their employment with the Company or to cease rendering services to the Company, and Keaton shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (b) hire (on behalf of Keaton or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company.
7.Reasonable and Necessary Restrictions. Keaton acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the Company, and are a material and substantial inducement to the Company to enter into this Agreement.
8.Specific Performance. Keaton acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if Keaton shall fail to perform any of his obligations hereunder, and Keaton therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Keaton, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Keaton. Further, Keaton agrees to indemnify and hold harmless the Company from and against any reasonable costs and expenses incurred by the Company as a result of any breach of this Agreement by Keaton, and in enforcing and preserving the Company’s rights under this Agreement, including, without limitation, the Company’s reasonable attorneys’ fees. Keaton hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and Keaton hereby waives any such requirement or condition

9.Miscellaneous.
(a)Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by electronic mail (with acknowledgment of a receipt of delivery), on the day of delivery if the same is a Business Day and such receipt indicates delivery before 5 P.M. Eastern Time, otherwise as of the first Business Day thereafter; or (ii) if delivered by first class, registered or certified mail (return receipt requested) or verified mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	5 Old Lancaster Road Malvern, PA 19355 Attention: Jeffrey Foster, Chief Legal Officer & Secretary E-mail: jfoster@cubesmart.com
If to Keaton:	Joel Keaton

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(c)Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Keaton, his heirs and legal representatives.
(d)Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties reflected hereon as the signatories.
(e)Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
(f)Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
(g)Section and Paragraph Headings. The section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
(h)Assignability. This Agreement is not assignable by Keaton. It is assignable by the Company only (i) to any Affiliate of the Company so long as the Company agrees to guarantee such Affiliate’s obligations hereunder (and in such event the Company’s guaranty would continue notwithstanding any subsequent transaction pursuant to which any such Affiliate ceased to be an Affiliate of the Company, whether as a result of its sale or otherwise) or (ii) to an entity which is a successor in interest to the Company or which acquires all or substantially all of its assets, whether by merger, consolidation or other form of business combination.
(i)Section 409A. The Company and Keaton agree and acknowledge that Keaton’s employment relationship with the Company will cease, effective as of April 30, 2025 and that such cessation of employment will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”).  The Company and Keaton further agree and acknowledge that the services Keaton is to provide to the Company under this Agreement shall be at a level that will not exceed twenty percent (20%) of the average level of Keaton’s services as an employee of the Company over the thirty six (36)-month period preceding Keaton’s date of termination as an employee with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered effective for all purposes as of the Effective Date.

CubeSmart, L.P.

By: CubeSmart, its general partner

By:/s/ Jeffrey P. Foster /s/

Name: Jeffrey P. Foster

Title:	Chief Legal Officer & Secretary

/s/ Joel Keaton /s/

Joel Keaton

A-1

SCHEDULE A

Payment Date:	Payment Amount:
May 1, 2025	$100,000.00
June 1, 2025	$100,000.00
July 1, 2025	$100,000.00
August 1, 2025	$100,000.00
September 1, 2025	$100,000.00
October 1, 2025	$100,000.00
November 1, 2025	$100,000.00
December 1, 2025	$100,000.00
January 2, 2026	$50,000.00
February 1, 2026	$50,000.00
March 1, 2026	$50,000.00
April 1, 2026	$50,000.00